ARGAN, INC. REVENUES INCREASE 41% IN SECOND QUARTER;
BACKLOG EXCEEDS $500 MILLION

September 11, 2008 – ROCKVILLE, MD – Argan, Inc. (Amex: AGX) today announced financial results for the second quarter of its fiscal year 2009 ended July 31, 2008.

Net sales for the three months ended July 31, 2008 were $75 million compared to $53 million for the three months ended July 31, 2007, an increase of 41.3%. Argan’s wholly-owned subsidiary, Gemma Power Systems, contributed $70.6 million, or 94.1% of total revenues, for the quarter ended July 31, 2008 compared to $45.6 million, or 85.8% of total revenues, for the quarter ended July 31, 2007. Combined revenues for the quarter ended July 31, 2008 at Argan’s other wholly-owned subsidiaries decreased to $4.5 million or 5.9% of total revenues, from $7.5 million, or 14.2% of total revenues, in the quarter ended July 31, 2007.

The Company reported consolidated EBITDA (Earnings before interest, taxes, depreciation and amortization) of $5.1 million and $8.8 million, respectively, for the quarter and six month periods ended July 31, 2008. On a stand alone basis, Gemma reported EBITDA of $6.6 million for the quarter ended July 31, 2008 and EBITDA of $11.4 million for the first six months ended July 31, 2008.

Net income for the quarter ended July 31, 2008 was $806,000, or $0.07 per fully diluted share based on 12,226,000 fully diluted shares outstanding, compared to $1,334,000, or $0.12 per fully diluted share based on 11,196,000 fully diluted shares outstanding, in the quarter ended July 31, 2007. Net income for the quarter was adversely affected by the underperformance of Argan’s Vitarich Laboratories (VLI) subsidiary, which recorded impairment losses encompassing substantially all of its remaining goodwill, other purchased intangible assets and fixed assets in the amounts of $921,000, $86,000 and $939,000, respectively.

For the six months ended July 31, 2008, net sales were $123.5 million compared to $103.6 million in the six months ended July 31, 2007. Gemma contributed $114.6 million, or 92.8% of total revenues, in the first six months of fiscal 2009 compared to $89 million, or 85.9% of total revenues, in the first six months of fiscal 2008. Combined revenues from Argan’s other wholly-owned subsidiaries decreased to $8.9 million, or 7.2% of total revenues, in the first six months of fiscal 2009 compared to $14.6 million, or 14.1% of total revenues, in the first six months of fiscal 2008. Net income for the first six months ended July 31, 2008 was $2,361,000, or $0.20 per fully diluted share based on 11,854,000 fully diluted shares outstanding, compared to a net loss of $681,000, or $0.06 per fully diluted share based on 11,094,000 fully diluted shares outstanding, for the first six months ended July 31, 2007.

Argan’s cash position increased to $104 million as of July 31, 2008. Net cash provided by operations for the six months ended July 31, 2008 was approximately $15.7 million. Argan’s backlog as of July 31, 2008 was $530 million.

Included in the backlog is Gemma’s engineering, procurement and construction agreement with Pacific Gas & Electric Company (PG&E), signed in May and originally valued at $336 million, for a natural gas-fired power plant in Colusa, California. The plant will be a 640 megawatt combined cycle facility. Additionally, the Company announced in late July that it signed an engineering, procurement and construction agreement and received a limited notice to proceed from Competitive Power Ventures to design and build the Sentinel Power Project in southern California, a contract valued at $211 million. The two-phase project consists of eight simple cycle gas-fired peaking plants with a total power rating of 800 megawatts. The first phase of this project includes the construction of five units and the second phase comprises the construction of the three remaining units.

Commenting on the quarter, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “We are very pleased with the results of the second quarter which marked solid revenue growth and EBITDA performance. As expected, Gemma’s contribution to total revenues continued to grow during the quarter and Gemma showed significant gains in EBITDA for both the quarter and first six months. Likewise, our contract backlog has grown substantially to exceed $500 million and we expect revenues to increase as these contracts evolve from the engineering and procurement stage to the construction stage of execution.”

Mr. Bosselmann continued, “Also during the quarter we announced our new partnership with Invenergy Wind Management LLC for the design and construction of wind farms located in the United States and Canada. This endeavor will enhance our participation in the alternative energy space and creates a diverse source of earnings.”

“While the company’s consolidated performance was strong for the quarter, our VLI subsidiary performed below our expectations and as a result, net income in the quarter was negatively impacted. VLI is actively pursuing opportunities to increase the volume of business with existing customers and to add new customers, but has been experiencing significant challenges to its performance in recent quarters.”

Mr. Bosselmann concluded, “We believe the proven performance of Gemma, combined with our robust backlog of traditional engineering and construction contracts and opportunities associated with our Invenergy partnership position us well for continued growth and strong cash flow.”

About Argan, Inc.
Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary.  These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power and solar.  Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann/Arthur Trudel	John Nesbett/Jennifer Belodeau
301.315.0027	Institutional Marketing Services (IMS)
203.972.9200

- TABLES TO FOLLOW -

ARGAN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended July 31,		Six Months Ended July 31,
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Net revenues
Power industry services	$70,639,000	$45,599,000	$114,647,000	$88,953,000
Nutritional products	2,226,000	5,036,000	4,625,000	9,985,000
Telecommunication infrastructure services	2,233,000	2,502,000	4,232,000	4,631,000
Net revenues	75,098,000	53,137,000	123,504,000	103,569,000
Cost of revenues
Power industry services	63,108,000	40,590,000	101,684,000	83,835,000
Nutritional products	2,395,000	4,122,000	4,718,000	8,288,000
Telecommunication infrastructure services	1,875,000	1,858,000	3,649,000	3,701,000
Cost of revenues	67,378,000	46,570,000	110,051,000	95,824,000
Gross profit	7,720,000	6,567,000	13,453,000	7,745,000
Selling, general and administrative expenses	4,016,000	4,773,000	8,027,000	9,334,000
Impairment losses of VLI	1,946,000	—	1,946,000	—
Income (loss) from operations	1,758,000	1,794,000	3,480,000	(1,589,000)
Other income, net	159,000	472,000	543,000	901,000
Income (loss) from operations before income taxes	1,917,000	2,266,000	4,023,000	(688,000)
Income tax (expense) benefit	(1,111,000)	(932,000)	(1,662,000)	7,000
Net income (loss)	$806,000	$1,334,000	$2,361,000	$(681,000)

Income (loss) per share
Basic	$0.07	$0.12	$0.21	$(0.06)
Diluted	$0.07	$0.12	$0.20	$(0.06)
Weighted average number of shares outstanding:
Basic	11,860,000	11,094,000	11,493,000	11,094,000
Diluted	12,226,000	11,196,000	11,854,000	11,094,000

Reconciliations to EBITDA

	Three Months Ended July 31,		Six Months Ended July 31,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Net income (loss), as reported	$806,000	$1,334,000	$2,361,000	$(681,000)
Impairment losses of VLI	1,946,000	—	1,946,000	—
Amortization of purchased intangible assets	402,000	2,025,000	1,174,000	4,089,000
Stock option compensation expense	391,000	86,000	788,000	100,000
Depreciation and other amortization	344,000	320,000	683,000	644,000
Interest expense	108,000	185,000	228,000	378,000
Income tax expense (benefit)	1,111,000	932,000	1,662,000	(7,000)

EBITDA	$5,108,000	$4,882,000	$8,842,000	$4,523,000

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company's financial and operational performance and in assisting investors in comparing the Company's financial performance to those of other companies in the Company's industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company's SEC filings.

ARGAN, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)

	July 31,	January 31,
	2008	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,001,000	$66,827,000
Escrowed cash	10,312,000	14,398,000
Accounts receivable, net of allowance for doubtful accounts	22,806,000	30,481,000
Inventories, net of reserve for obsolescence	2,662,000	2,808,000
Current deferred tax assets	1,120,000	406,000
Prepaid expenses and other current assets	2,045,000	1,330,000
TOTAL CURRENT ASSETS	142,946,000	116,250,000
Property and equipment, net of accumulated depreciation	1,492,000	2,892,000
Goodwill	19,416,000	20,337,000
Other purchased intangible assets, net of accumulated amortization	4,036,000	5,296,000
Investment in unconsolidated subsidiary	435,000	—
Deferred tax assets	1,478,000	828,000
Other assets	192,000	260,000
TOTAL ASSETS	$169,995,000	$145,863,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$44,356,000	$35,483,000
Accrued expenses	7,330,000	9,370,000
Billings in excess of cost and earnings	41,988,000	52,313,000
Current portion of long-term debt	2,548,000	2,581,000
TOTAL CURRENT LIABILITIES	96,222,000	99,747,000
Long-term debt	2,875,000	4,134,000
Other liabilities	75,000	116,000
TOTAL LIABILITIES	99,172,000	103,997,000
STOCKHOLDERS' EQUITY
Preferred stock, par value $0.10 per share; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share; 30,000,000 shares authorized; 13,413,684 and 11,113,534 shares issued at 7/31/08 and 1/31/08, and 13,410,451 and 11,110,301 shares outstanding at 7/31/08 and 1/31/08, respectively	2,011,000	1,667,000
Warrants outstanding	790,000	834,000
Additional paid-in capital	84,113,000	57,861,000
Accumulated other comprehensive loss	(63,000)	(107,000)
Accumulated deficit	(15,995,000)	(18,356,000)
Treasury stock, at cost; 3,233 shares at 7/31/08 and 1/31/08	(33,000)	(33,000)
TOTAL STOCKHOLDERS' EQUITY	70,823,000	41,866,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$169,995,000	$145,863,000